Exhibit 10.61

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of the 25th day of March, 2004 by and among Jonnie R. Williams, residing at 1 Starwood Lane Manakin-Sabot, Virginia 23103 (the “Subordinated Creditor”), Star Scientific, Inc., a Delaware corporation (the “Borrower”) and Manchester Securities Corp., a New York corporation (“Senior Creditor”). Each undefined capitalized term contained herein shall have the meaning set forth in the Securities Purchase Agreement among the Borrower and the Senior Creditor dated the date hereof (“Securities Purchase Agreement”).

WHEREAS, the Borrower intends to enter into the Securities Purchase Agreement, Registration Rights Agreement and Security Agreement contemporaneously herewith (as same may be amended from time to time, the “Transaction Agreements”) with the Senior Creditor, pursuant to which, among other things, the Senior Creditor shall purchase the Borrower’s 8% Convertible Debentures issued by the Borrower (the “Debentures”);

WHEREAS, Subordinated Creditor is an officer and shareholder of Borrower;

WHEREAS, Borrower now owes Subordinated Creditor the sum of $4,500,000, and Subordinated Creditor may, from time to time, make further loans, advancements or extensions of credit to Borrower (collectively, the “Subordinated Debt”); and

WHEREAS, the Senior Creditor requires that the Subordinated Creditor enter into this Subordination Agreement as a condition precedent to the Senior Creditor entering into the Transaction Agreements and purchasing the Debentures;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby act and agree as follows:

1. The Subordinated Creditor agrees that the payment of the Subordinated Debt or any part thereof is expressly subordinated to the prior payment and satisfaction in full of the Senior Debt (as defined in this paragraph 1). As used herein, “Senior Debt” means the principal, interest, premium, fees and other sums payable from time to time to the Senior Creditor under the Debentures. Interest, fees and charges constituting Senior Debt will be calculated as provided for in the Debentures and without regard to whether or not same are allowable in any bankruptcy or insolvency proceedings involving the Borrower.

2. Except for Permitted Payments (as defined in paragraph 3 hereof) so long as any part of the Senior Debt shall be unpaid, no payment of, or with respect to, any Subordinated Debt shall be made at any time by the Borrower or received by the Subordinated Creditor (in any manner, including by set-off). If the Subordinated Creditor receives any payment to which the Subordinated Creditor shall not be entitled under this Section 2 or Section 3 hereof, the Subordinated Creditor will hold any such payment in trust for the benefit of the Senior Creditor, and will forthwith remit same to the Senior Creditor.

3. Notwithstanding anything in this Agreement to the contrary, so long as no default by the Borrower or any Subsidiary of the Company exists under the Senior Debt, or the Subordinated Debt, the Borrower shall have the right to pay any principal and interest (not to exceed the legal rate) then due and payable on the Subordinated Debt; provided further, however, that such payment will not (i) result in, or cause a default under the Debentures or any of the Transaction Agreements, (ii) the Borrower is not insolvent at the time such payment is made and such payment does not cause Borrower to be insolvent, and (iii) immediately after such payment is made the Borrower’s cash on hand (determined in accordance with generally accepted accounting principles consistently applied) will be not less than $10,000,000 (“Permitted Payments”).

4. As long as any of the Senior Debt shall be outstanding:

(a) Except for Permitted Payments, any payment or distribution to which any holder of Subordinated Debt would otherwise be entitled to receive with respect to the Subordinated Debt, but for the subordination provisions of this Agreement, shall be paid directly to the Senior Creditor.

(b) Except for Permitted Payments, in the event that any payment on account of Subordinated Debt or any distribution of assets of the Borrower shall be received by the Subordinated Creditor in violation of the subordination provisions of this Agreement, such payment or distribution shall be held by such Subordinated Creditor in trust for the benefit of the Senior Creditors and shall be paid over forthwith to the Senior Creditor.

(c) Subordinated Creditor agrees that upon the occurrence of a Bankruptcy Event (as defined in the Debenture), any payment or distribution of any kind or character, whether in cash, securities, or other property, which is payable or deliverable upon or with respect to any or all of Borrower’s indebtedness to Subordinated Creditor, shall be paid or delivered directly to for application to the Senior Debt, due or not due, until all of such indebtedness has been fully paid and satisfied. In the event a Bankruptcy Event occurs and Senior Creditor does not receive evidence that Subordinated Creditor has filed a proper claim not later than fifteen days before the applicable bar date, in a form and manner satisfactory to Senior Creditor than Senior Creditor shall have the right to file such claim in Subordinated Creditor’s name, or its own name. Furthermore, Subordinated Creditor hereby irrevocably authorizes and empowers the Senior Creditor to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor in an amount not to exceed the Senior Debt and to file claims and take such other proceedings in Senior Creditor’s own name or in the name of Subordinated Creditor or otherwise, as Senior Creditor deems necessary or advisable in its reasonable discretion for the enforcement of this Agreement. Subordinated Creditor hereby agrees to execute and deliver to Senior Creditor all powers of attorney, assignments or other instruments requested by Senior Creditor in order to enable Senior Creditor to enforce all claims upon or with respect to any or all of Borrower’s indebtedness to Subordinated Creditor, and to collect and receive all payments or distributions (other than Permitted Payments) which are payable or deliverable at any time upon or with respect to any such indebtedness of Borrower to Subordinated Creditor.

(d) No agreement (oral or written), note, or instrument evidencing any Subordinated Debt shall be amended, terminated, exchanged, transferred or otherwise affected without the prior written consent of the Senior Creditor

(e) The Subordinated Creditor will not demand any payment in respect of the Subordinated Debt, other than Permitted Payments.

(f) The Subordinated Creditor will neither request nor accept any security for any of the Subordinated Debt. The Borrower and Subordinated Creditor hereby represent and warrant that no security interest or collateral has been granted to or on behalf of Subordinated Creditor in respect of the Subordinated Debt.

(g) Without the written consent of the Senior Creditor, Subordinated Creditor will not bring any proceeding to enforce any of its rights or remedies with respect to the Subordinated Debt or cause a Bankruptcy Event.

5. The terms of this Agreement, the subordination effected hereby and the rights of the holder or holders of Senior Debt shall not be affected by: (i) any amendment of or addition or supplement to the Debentures, the Transaction Agreements or any other instrument or agreement relating to the Senior Debt or securing or guaranteeing any of the Senior Debt, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Debt or any instrument or agreement relating thereto, or securing or guaranteeing any of same, or (iii) any waiver, consent, release, indulgence, extension, renewal, modification, delay or other action, inaction or omission in respect of any Senior Debt or any instrument or agreement relating thereto, or securing or guaranteeing any of same, all whether or not the holders of the Subordinated Debt shall have had notice or knowledge of any of the foregoing.

6. The Subordinated Creditor shall not exercise any right of subrogation, contribution or similar right, regardless of any payment made hereunder until the Senior Debt has been paid in full.

7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8. Any evidence of indebtedness now or hereafter evidencing any of the Subordinated Debt shall be marked with the following legend:

“Payment of this indebtedness is subject to the terms and conditions of a Subordination Agreement dated March 25, 2004 between Star Scientific, Inc., certain subsidiaries of Star Scientific, Inc., Jonnie Williams and certain creditors of Star Scientific, Inc. A copy of said Subordination Agreement may be obtained, upon written request of any holder of this note, from Star Scientific, Inc., at 801 Liberty Way, Chester, Virginia 23836.”

9. Nothing contained in this Agreement or otherwise will in any event be deemed to constitute any holder of Senior Debt the agent of the Subordinated Creditor for any purpose nor to create any fiduciary or similar relationship between any such holder of Senior Debt and the Subordinated Creditor. The Subordinated Creditor acknowledges and agrees that no release, action or inaction with respect to any Collateral for Senior Debt; nor any amendment to the Transaction Agreements or any instrument or agreement relating to, securing or guaranteeing any of the Senior Debt; nor any exercise or non-exercise of any right, power or remedy under or in respect of any of the Senior Debt or any instrument or agreement relating to, securing or guaranteeing any of the Senior Debt; nor any waiver, consent, release, indulgence, extension, renewal, modification, delay or other action, inaction or omission (intentional or unintentional) in respect of any of the Senior Debt or any Collateral therefor or any instrument or agreement relating to, securing or guaranteeing any of the Senior Debt will in any event give rise to any claim against any holder of Senior Debt or any officer, director, employee or agent of such holder.

10. Upon the happening of an Event of Default under the Debentures or Transaction Agreements, the Subordinated Creditor irrevocably authorizes and directs Senior Creditor, and its successors and assigns and any trustee in bankruptcy, receiver or assignee for the benefit of creditors of the Borrower, whether in voluntary or involuntary liquidation, dissolution or reorganization, to take such action in the name of the Subordinated Creditor as Senior Creditor may deem to be necessary or appropriate to effectuate the subordination provided for in this Agreement and to file all such claims and proofs of claim as the Senior Creditor may deem necessary or appropriate to collect on the Senior Debt; and the Subordinated Creditor hereby irrevocably appoints Senior Creditor and its successor and assign, or any such trustee, receiver or assignee, as the attorney- or attorneys-in-fact of the Subordinated Creditor for such purpose, with full powers of substitution and resubstitution. Upon the happening of an Event of Default under the Debentures or Transaction Agreements, the Subordinated Creditor hereby further appoints the Senior Creditor, as such Subordinated Creditor’s attorney-in-fact for the purpose of voting with respect to any plan proposed in any reorganization, arrangement or composition proceedings for the Borrower, it being understood that Senior Creditor may exercise its rights hereunder as Senior Creditor in its reasonable discretion may determine, and without regard, but in good faith, to the effect which same would have on the interests of the Subordinated Creditor. The powers of attorney granted herein are powers coupled with an interest and are, therefore, irrevocable.

11. The Subordinated Creditor acknowledges receipt of copies of the Debentures and Transaction Agreements and further agrees not to contest any of the provisions of such documents or the exercise by the Senior Creditor and the Collateral Agent of their respective rights and remedies thereunder.

12. The Subordinated Creditor and Borrower agree that if the Senior Debt is refinanced (i) the Subordinated Debt will continue to be junior and subordinate to the refinancing debt and (ii) in order to evidence such subordination, Subordinated Creditor and Borrower shall, upon request of any lender or lenders providing the refinancing debt (“Refinancing Lenders”), execute and deliver to such Refinancing Lenders a subordination agreement containing substantially the same terms as set forth in this Agreement (and prior to such execution and delivery, all of the terms of this Agreement shall inure to the benefit of such Refinancing Lenders as if such Person or Persons were the original Senior Creditor hereunder.)

13. Subordinated Creditor represents and warrants that no subsidiary of Borrower owes Subordinated Creditor any money. Subordinated Creditor further agrees that he will not make any loans, advancements or extensions of Credit to any subsidiary of Borrower.

14. Notwithstanding anything to the contrary herein, provided that no Bankruptcy Event has occurred, Subordinated Creditor and the Borrower may agree to convert the outstanding Subordinated Debt into common stock of the Borrower.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. This Subordination Agreement shall terminate upon the satisfaction in full of the Senior Debt.

17. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission, and facsimile signatures shall be binding on the parties hereto.

Executed, as an instrument under seal, as of the day and year first above written.

SUBORDINATED CREDITOR:

/s/ Jonnie R. Williams

Name: Jonnie R. Williams Address:

Agreed to:

BORROWER:

STAR SCIENTIFIC, INC.

By:	/s/ Paul L. Perito

Name: Paul L. Perito Title: Chairman, President & C.O.O.

Acknowledged: SENIOR CREDITORS: MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg

Name: Elliot Greenberg Title: Vice President

SCHEDULE A

Name of Subordinated Creditor	Address	Date of Loan	Amount Outstanding